EXHIBIT 24.1
POWER OF ATTORNEY

Each director and/or officer of DSW Inc. (the "Corporation") whose signature appears below hereby appoints Jared Poff and William L. Jordan as the undersigned's attorney or any of them individually as the undersigned's attorney, to sign, in the undersigned's name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the "Commission"), the Corporation's Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended February 3, 2018, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or the undersigned's substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands effective as of the 21st date of February 2018.

Signature	Title

/s/ Jay L. Schottenstein	Executive Chairman of the Board and Director
Jay L. Schottenstein

/s/ Roger Rawlins	Chief Executive Officer and Director
Roger Rawlins	(Principal Executive Officer)

/s/ Jared Poff	Senior Vice President and Chief Financial Officer
Jared Poff	(Principal Financial Officer)

/s/ Peter Cobb	Director
Peter Cobb

/s/ Elaine J. Eisenman	Director
Elaine J. Eisenman

/s/ Joanna T. Lau	Director
Joanna T. Lau

/s/ Carolee Lee	Director
Carolee Lee

/s/ Joseph A. Schottenstein	Director
Joseph A. Schottenstein

/s/ Harvey L. Sonnenberg	Director
Harvey L. Sonnenberg

/s/ Allan J. Tanenbaum	Director
Allan J. Tanenbaum

/s/ Joanne Zaiac	Director
Joanne Zaiac